Exhibit 99.1

CONTACT:
Heather A. Rollo	Richard Land, Dave Jacoby
Chief Financial Officer	Jaffoni & Collins Incorporated
702/263-2583	212/835-8500 or pgic@jcir.com

Progressive Gaming and IGT to Expand Strategic Relationship for Server Based Gaming

upon Closing of Convertible Note Transaction

Progressive Gaming Signs Purchase Agreement with IGT for $15 Million Convertible Note

Progressive Gaming Signs Definitive Agreements for New Credit Facility with Initial Borrowings of $18 Million and Potential Future Total Capacity of $27.5 Million

Progressive Gaming to Retire Remaining $30 Million of High Yield Senior Notes

upon Closing of New Credit Facility and Convertible Note Issuance

LAS VEGAS—(BUSINESS WIRE)—Aug. 4, 2008—Progressive Gaming International Corporation (Nasdaq: PGIC) announced today that the Company signed definitive agreements for a new credit facility and term loan with Private Equity Management Group Inc. (“PEM”). The Company also signed a note and warrant purchase agreement with International Game Technology (NYSE: IGT). The new credit facility provides for initial borrowing capacity of approximately $18.0 million and an additional $9.5 million in future borrowing capacity if certain conditions are met. IGT agreed to purchase a new $15 million Progressive Gaming 7% convertible note and warrants for common stock. Progressive Gaming intends to use proceeds from the financing with IGT and borrowings from the new credit facility with PEM to retire the remaining $30 million of its 11.875% Senior Secured Notes due August 15, 2008, thereby eliminating the remaining portion of its high yield debt. The Company and IGT will also expand their strategic relationship to cover server based gaming upon closing of the financing transactions.

Progressive Gaming will file a Current Report on Form 8-K with the Securities and Exchange Commission containing additional required information related to the transactions noted above. A summary of these arrangements, including material conditions to their consummation, are described below.

Strategic Technology Agreement

At the closing of the convertible note transaction, the Company and IGT will enter into agreements to expand their strategic technology alliance, which was established in April 2008 to address server-based gaming opportunities.

Under the expanded alliance, Progressive Gaming will transfer its Casinolink Jackpot Station (“CJS”) technology to IGT, which is expected to be integrated with IGT’s extensive IP portfolio including version 4.x of IGT’s sb(TM) server-based technologies as well as future iterations of the technology. The Company will retain a license to continue to market the standard progressive and mystery jackpot features of CJS to current and new customers worldwide. Additionally, over the next 5 years, the Company expects to receive approximately $9 million for engineering services the Company will provide to IGT and for the technology transfer and royalties related to the CJS technology.

The Company will also be developing applications to be deployed on both IGT’s sb server-based technology and Progressive Gaming’s Casinolink Enterprise Edition. The development, deployment and pricing of such applications will be subject to future agreement between both parties. The Company estimates its revenues from this development could be significant over the next 5 years and expects to provide forecasts of such information at the time it reports its fiscal 2008 2Q results.

Terms of Convertible Note Transaction

IGT has agreed, subject to conditions, to purchase a $15 million senior secured 7% convertible note due 6 years after the issue date with an optional redemption for both IGT and Progressive Gaming at 3.5 years after the issue date. The interest rate increases to 12.0% in the event the Company issues any equity securities or equity-linked securities in the future at a price below the conversion price of the note. IGT may convert all or a portion of the note into shares of the Company’s common stock at any time after closing. The conversion price for the note is $0.89 per share, which was the dollar volume weighted average price for the Company’s common stock, as traded on the NASDAQ Global Market, for the 20 trading days prior to the signing of the note and warrant purchase agreement (“the 20-day VWAP”). Additionally, IGT will have the right to appoint one member to Progressive’s Board of Directors, subject to certain conditions. IGT will also receive warrants to purchase 550,000 shares of the Company’s common stock with an exercise price equal to 110% of the price on July 22, 2008, or $1.05 per share, and approximately 892,000 warrants to purchase shares of the Company’s common stock, with an exercise price equal to $0.89 based on the 20-day VWAP. IGT may also receive 1,800,000 warrants to purchase shares of Progressive Gaming common stock contingent upon the price of Progressive’s stock leading up to November 15, 2008.

The closing is expected to occur on August 15, 2008 and is subject to conditions including, but not limited to: obtaining NASDAQ’s waiver of the shareholder approval requirement for the potential issuance of more than 20% of the Company’s stock at a discount to the greater of its book value or market value; IGT’s completion of due diligence to its satisfaction; and and IGT’s right, in its sole discretion, to terminate the note and warrant purchase agreement prior to closing.

Terms of Credit Facility

PEM has agreed to provide a credit facility with current borrowing capacity of approximately $18 million, including a $15 million term loan and a revolver with approximately $3 million of current availability and up to $12.5 million of additional availability based on the growth of Progressive Gaming’s business. The term loan bears interest at 10% per annum and has a term of two years with an optional extension of one year. The revolving facility bears interest at 4.5% above the reference rate (or 9.5% as of June 30, 2008) and has a one year term with two years of automatic extensions. Upon closing PEM will also receive one million shares of the Company’s stock and warrants to purchase one million shares of common stock at an exercise price of

$1.05, equal to 110% of the closing price as of July 22, 2008. PEM may receive up to an additional 900,000 shares of Progressive Gaming common stock contingent upon the price of Progressive Gaming’s stock leading up to November 15, 2008. The closing is expected to occur on August 15, 2008 and is subject to various conditions including, but not limited to, the simultaneous closing of the IGT Convertible Note Transaction and PEM’s completion of due diligence to its satisfaction.

About Progressive Gaming

Progressive Gaming is a trusted leader of enterprise gaming solutions and supplier of integrated casino and jackpot management systems for the gaming industry worldwide. This technology is widely used to enhance casino operations and drive greater revenues for existing products. Progressive Gaming is unique in the industry in offering casino management and progressive systems in a modular yet integrated solution. Products include multiple forms of regulated wagering solutions in wired, wireless and mobile formats. There are Progressive Gaming products in over 1,000 casinos throughout the world. For further information, visit www.progressivegaming.net.

©2008 Progressive Gaming International Corporation®. All rights reserved.

Safe Harbor Statements

This release contains forward-looking statements, including references to the Company’s expected financing activities and the proposed financing transactions with PEM and IGT as well as estimated and expected revenues from the strategic technology alliance with IGT and the closing (including satisfaction of closing conditions), timing, anticipated use of proceeds and dilutive effect of the financing transactions, all of which are prospective. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to the failure to satisfy any of the closing conditions related to the financing transactions, the failure to obtain NASDAQ’s waiver of the shareholder approval requirements implicated by these transactions, IGT’s termination of the convertible note transaction prior to closing (which is in their sole discretion), the Company’s ability to develop applications to be deployed on both IGT’s sb server-based technology and the Company’s CasinoLink Enterprise Edition pursuant to the strategic technology alliance, market conditions and other factors that could affect the Company’s ability to complete the financing transactions and whether PEM and IGT will elect to convert the convertible promissory note and exercise their warrants. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission containing additional required information related to the transactions noted above, the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statements to reflect new circumstances or anticipated or unanticipated events or circumstances.